Exhibit 99.1

CONTACT: THOMAS COUGHLIN, PRESIDENT & CEO RYAN BLAKE, COO (201) 823-0700

BCB Bancorp, Inc. Earns $10.0 Million in First Quarter 2022;

Reports $0.56 EPS and 3.9 Percent Net Loan Growth

BAYONNE, N.J., April 21, 2022 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $10.0 million, net of unrealized losses on equity securities, for the first quarter of 2022, compared to $10.8 million in the fourth quarter of 2021, and $7.1 million for the first quarter of 2021. Earnings per diluted share for the first quarter of 2022 were $0.56, compared to $0.61 in the preceding quarter and $0.40 in the first quarter of 2021.

The Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on May 16, 2022 to common shareholders of record on May 2, 2022.

“Our strong financial performance for the first quarter of 2022 is a direct result of lower operating expenses, robust growth in loans and deposits, and strong asset quality metrics,” stated Thomas Coughlin, President and Chief Executive Officer. “Additionally, our approach of managing our funding costs helped to keep our net interest margin stable in the first quarter of 2022, compared to the first quarter a year ago. We are well-positioned for rising interest rates with a strong low-cost core deposit base and ample on-balance sheet liquidity to support the Bank’s substantial loan pipeline. Our approach of consistently delivering outstanding service and value to our customers and communities while holding fast to our performance objectives will continue to result in value to our shareholders and other constituents as we look to the quarters ahead.”

“Due to the continued, solid performance of our loan portfolio during the current quarter, economic improvements in our markets, and a significant reduction in non-accrual loans, we recorded a credit to the loan loss provision of $2.6 million during the first quarter of 2022. This compared to a $1.9 million provision for loan losses in the first quarter a year ago. Our non-accrual loans to total loans ratio decreased to 0.38% at March 31, 2022, from 0.62% a year ago, while our level of total impaired and classified loans improved to $41.0 million and $29.9 million, from $67.3 million and $56.2 million, respectively, at March 31, 2021,” said Coughlin.

“Our strategy of maintaining a relatively flat level of loan portfolio growth during the pandemic has allowed us to grow our capital steadily through retained earnings while limiting the amount of loans booked in periods prior to the current rising rate environment. We are excited and ready to begin expanding now that we are moving further away from the worst of the pandemic and have recorded net loan growth of 3.9% for the first quarter. Given the strong loan demand that we are experiencing and the size of our pipeline, we expect our earnings trend to continue increasing as rates rise,” said Coughlin.

Executive Summary

•	The Company’s Board of Directors has declared a regular quarterly cash dividend of $0.16 per share, payable on May 16, 2022 to common shareholders of record on May 2, 2022.

•	Net income was $10.0 million in the first quarter of 2022, compared to $10.8 million in the prior quarter, and $7.1 million in the first quarter a year ago.

•	Earnings per diluted share were $0.56 in the first quarter of 2022, compared to $0.61 in the prior quarter, and $0.40 in the first quarter of 2021.

•	Net interest margin was 3.46 percent for the first quarter of 2022, compared to 3.44 percent for the fourth quarter of 2021, and 3.48 percent for the first quarter of 2021.

•

Total cost of interest-bearing liabilities decreased 9 basis points to 0.50 percent for the first quarter of 2022, compared to 0.59 percent for the fourth quarter of 2021, and decreased 35 basis points from 0.85 percent for the first quarter of 2021.

•

The interest rate spread increased by 4 basis points to 3.32 percent for the first quarter of 2022, compared to 3.28 percent for the fourth quarter of 2022, and increased 2 basis points from 3.30 percent for the first quarter of 2021.

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

•	The efficiency ratio for the first quarter was 53.0 percent compared to 49.4 percent in the prior quarter, and 53.2 percent in the first quarter of 2021.

•	The annualized return on average assets ratio for the first quarter was 1.33 percent, compared to 1.42 percent in the prior quarter, and 1.01 percent in the first quarter of 2021.

•	The annualized return on average equity ratio for the first quarter was 14.7 percent, compared to 16.3 percent in the prior quarter, and 11.4 percent in the first quarter of 2021.

•

The provision for loan losses decreased by $4.4 million, to a credit of $2.6 million for the first quarter of 2022, compared to a provision for loan losses of $1.9 million for the first quarter of 2021.

•

Allowance for loan losses as a percentage of non-accrual loans was 368.1 percent at March 31, 2022, compared to 249.3 percent for the prior quarter and 246.3 percent at March 31, 2021, as total non-accrual loans decreased to $9.2 million at March 31, 2022, from $14.9 million for the prior quarter and $14.4 million at March 31, 2021.

•	Total loans receivable were $2.396 billion at March 31, 2022, up from $2.296 billion at March 31, 2021.

•	Total deposits were $2.631 billion at March 31, 2022, up from $2.404 billion at March 31, 2021.

Balance Sheet Review

Total assets increased by $72.8 million, or 2.5 percent, to $3.040 billion at March 31, 2022, from $2.968 billion at December 31, 2021. The increase in total assets was mainly related to increases in total loans partially offset by decreases in cash and cash equivalents.

Total cash and cash equivalents decreased by $15.0 million, or 3.6 percent, to $396.7 million at March 31, 2022, from $411.6 million at December 31, 2021. This decrease was primarily due to an increase in loans, partly offset by an increase in deposits.

Loans receivable, net, increased by $91.0 million, or 3.95 percent, to $2.396 billion at March 31, 2022, from $2.305 billion at December 31, 2021. Total loan increases for the first three months of 2022 included increases of $84.5 million in commercial real estate and multi-family loans, $8.6 million in residential one-to-four family loans, $7.0 million in commercial business loans, and $1.7 million in home equity loans, partly offset by decreases of $12.9 million in construction loans, and $1.0 million in consumer loans. The allowance for loan losses decreased $3.1 million to $34.0 million, or 368.1 percent of non-accruing loans and 1.40 percent of gross loans, at March 31, 2022, as compared to an allowance for loan losses of $37.1 million, or 249.3 percent of non-accruing loans and 1.58 percent of gross loans, at December 31, 2021.

Total investment securities decreased by $2.8 million, or 2.5 percent, to $107.6 million at March 31, 2022, from $110.4 million at December 31, 2021, representing repayments, calls and maturities, and sales of $1.2 million, partly offset by purchases of $7.5 million.

Deposit liabilities increased by $69.8 million, or 2.7 percent, to $2.631 billion at March 31, 2022, from $2.561 billion at December 31, 2021. Total increases for the three months ended March 31, 2022, included $55.8 million in NOW deposit accounts, $33.2 million in non-interest-bearing deposit accounts, $17.2 million in money market checking accounts, and $11.8 million in savings and club accounts. The increase in deposits was partly offset by a decrease of $48.2 million in certificates of deposit, including listing service and brokered deposit accounts. The weighted average interest rate of certificates of deposit was 0.64 percent at March 31, 2022 and 0.72 percent at December 31, 2021.

Debt obligations remained relatively flat at $109.2 million at March 31, 2022, and $109.0 million at December 31, 2021, and consisted of both Federal Home Loan Bank (“FHLB”) borrowings and subordinated debt balances. The weighted average interest rate of FHLB advances was 1.39 percent at March 31, 2022, and December 31, 2021. The fixed interest rate of our subordinated debt balances was 5.625 percent at March 31, 2022, and December 31, 2021.

Stockholders’ equity increased by $2.1 million, or 0.8 percent, to $276.2 million at March 31, 2022, from $274.0 million at December 31, 2021. The increase was primarily attributable to the increase in retained earnings of $7.0 million, or 8.6 percent, to $88.1 million at March 31, 2022, from $81.2 million at December 31, 2021, related to the net effect of net income less dividends paid for the three months ended March 31, 2022. Additional paid-in-capital for preferred stock decreased by $2.7 million to $26.2 million at March 31, 2022, from $28.9 million at December 31, 2021, primarily related to the

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

redemption of $5.3 million of the Company’s then-outstanding Series G 6.0% preferred stock, partially offset by the issuance of $2.6 million of Series I 3.0% preferred stock. Accumulated other comprehensive income decreased by $2.4 million over the prior year, based upon unfavorable market conditions related to the Company’s available for sale debt securities.

First Quarter 2022 Income Statement Review

Net interest income increased by $1.5 million, or 6.4 percent, to $25.1 million for the first quarter of 2022, from $23.6 million for the first quarter of 2021. The increase in net interest income resulted from a $1.9 million decrease in interest expense, partly offset by a decrease of $351,000 in interest income.

Interest income decreased by $351,000, or 1.3 percent, to $27.7 million for the first quarter of 2022, from $28.1 million for the first quarter of 2021. The average balance of interest-earning assets increased $194.9 million, or 7.2 percent, to $2.900 billion for the first quarter of 2022, from $2.705 billion for the first quarter of 2021, while the average yield decreased 33 basis points to 3.82 percent for the first quarter of 2022, from 4.15 percent for the first quarter of 2021. The increase in the average balance of interest-earning deposits mainly relates to an increase in the Company’s level of average cash balances for the first quarter of 2022, as compared to the first quarter of 2021, relating to increases in the average balances of deposits.

The decrease in interest income mainly related to a decrease in the average yield on loans of 13 basis points to 4.49 percent for the first quarter of 2022, from 4.62 percent for the first quarter of 2021. The decrease in the average yield on loans was result of loan payoffs that occurred during the low interest rate environment of 2021. The decrease in total interest income was partly offset by an increase in interest income on investment securities, mainly related to an increase in the average rate of 60 basis points to 4.06 percent for the first quarter of 2022, from 3.46 percent for the first quarter of 2021. Interest income on loans also included $147,000 of amortization of purchase credit fair value adjustments related to a prior acquisition for the first quarter of 2022, which added approximately three basis points to the average yield on interest earning assets.

Interest expense decreased by $1.9 million, or 41.2 percent, to $2.7 million for the first quarter of 2022, from $4.5 million for the first quarter of 2021. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 35 basis points to 0.50 percent for the first quarter of 2022, from 0.85 percent for the first quarter of 2021, as well as a decrease in the average balance of interest-bearing liabilities of $10.6 million, or 0.5 percent, to $2.109 billion for the first quarter of 2022, from $2.120 billion for the first quarter of 2021. The decrease in the average cost of funds primarily resulted from the low interest rate environment and the Company’s focus on managing funding costs.

Net interest margin was 3.46 percent for the first quarter of 2022, compared to 3.48 percent for the first quarter of 2021. The slight decrease in the net interest margin compared to the first quarter of 2021 was the result of a decrease in the average yield on loans based on the low interest rate environment of 2021 partly offset by a decrease in funding costs. “Higher core deposit balances resulted in a decrease in the cost of funding liabilities which positively affected our interest rate spread and net interest margin during the quarter. The Company’s interest rate spread increased by two basis points between the first quarter of 2021 and 2022,” said Coughlin. “While we manage our balance sheet to all credit cycles, we believe our balance sheet is especially well-positioned to take advantage of additional rate increases that are anticipated later this year.”

The provision for loan losses decreased by $4.4 million, to a credit of $2.6 million for the first quarter of 2022, from $1.9 million for the first quarter of 2021, primarily due to positive quantitative and qualitative factors related to the pandemic in the Company’s ALLL methodology. During the first quarter of 2022, the Company experienced $564,000 in net charge offs compared to $27,000 in net charge offs for the first quarter of 2021. The Bank had non-accrual loans totaling $9.2 million, or 0.38 percent of gross loans at March 31, 2022, as compared to $14.4 million, or 0.62 percent of gross loans at March 31, 2021. The allowance for loan losses was $34.0 million, or 1.40 percent of gross loans at March 31, 2022, and $35.5 million, or 1.52 percent of gross loans at March 31, 2021.

Noninterest income decreased by $2.6 million, or 130.8 percent, to an expense of $600,000 for the first quarter of 2022, from $2.0 million for first quarter of 2021. The decrease in total noninterest income was mainly related to an increase in the unrealized loss of equity securities and a lower gain on sale of loans, partly offset by an increase in other non-interest income. The unrealized loss on equity securities increased $2.5 million to $2.7 million for the first quarter of 2022, from $196,000 for the first quarter 2021. The unrealized gains or losses on equity securities are based on market conditions. Gains on sales of loans decreased by $209,000, or 76.3%, to $65,000 for the first quarter of 2022, from $274,000 for the first

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

quarter of 2021. Factors considered when deciding to sell loans include market conditions, demand, and the loan portfolio. These decreases were partly offset by an increase in fees and service charge income resulting from servicing income, ATM, and other customer account fees.

Noninterest expense decreased by $624,000, or 4.6 percent, to $13.0 million for the first quarter of 2022, from $13.6 million for the first quarter of 2021. Salaries and employee benefits expense increased by $191,000, or 2.9 percent, to $6.7 million for the first quarter of 2022, from $6.5 million for the first quarter of 2021. The increase related to normal compensation increases, and was partly offset by fewer full-time equivalent employees. The number of full-time equivalent employees for the first quarter of 2022 was 303, as compared to 312 for the same period in 2021. Occupancy and equipment expense decreased by $258,000 or 8.7% to $2.7 million for the first quarter of 2022, from $3.0 million for the first quarter of 2021, largely related to building sanitation costs associated with the COVID-19 pandemic in the first quarter of 2021. Also, in the first quarter 2021, the Company recognized an expense of $540,000 for a loss on extinguishment of debt related to the prepayment of higher-cost FHLB borrowings. There was no comparable expense in the first quarter of 2022.

The income tax provision increased by $1.2 million, or 40.3 percent, to $4.1 million for the first quarter of 2022, from $2.9 million for the first quarter of 2021. The increase in the income tax provision was a result of higher taxable income for the first quarter of 2022, as compared with that same period for 2021. The consolidated effective tax rate for the first quarter of 2022 was 29.4 percent compared to 29.3 percent for the first quarter of 2021.

Asset Quality

The provision for loan losses decreased by $4.4 million, to a credit of $2.6 million for the first quarter of 2022, compared to $1.9 million for the first quarter of 2021. The decrease was primarily due to positive quantitative and qualitative factors related to the pandemic in the Company’s ALLL methodology. The Bank had non-accrual loans totaling $9.2 million, or 0.38 percent, of gross loans at March 31, 2022, as compared to $14.9 million, or 0.64 percent, of gross loans at December 31, 2021.

Performing troubled debt restructured (“TDR”) loans that were not included in non-accrual loans at March 31, 2022, were $14.7 million, compared to $12.4 million at December 31, 2021. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations, are categorized as TDR loans.

The allowance for loan losses was $34.0 million, or 1.40 percent of gross loans at March 31, 2022, and $37.1 million, or 1.58 percent of gross loans at December 31, 2021. The allowance for loan losses was 368.1 percent of non-accrual loans at March 31, 2022, and 249.3 percent of non-accrual loans at December 31, 2021.

The COVID-19 pandemic has caused disruption to the global economy, but the extent and duration of the disruption remains uncertain. Management will continue to monitor any activity for loan deferment requests and delinquencies on a regular basis.

COVID-19 Response

With the global outbreak of COVID-19, the Company remains focused on protecting the health and well-being of its employees and the communities in which it operates while assuring the continuity of its business operations.

The Company activated its dedicated pandemic team that proactively implemented its business continuity plans and has taken a variety of measures to ensure the ongoing availability of services, while taking health and safety measures, including enhanced cleaning and hygiene protocols in all of its facilities and remote work policies, where possible. To date, as a result of these business continuity measures, the Company has not experienced significant disruptions in its operations.

•	Operational Initiatives

•	Management meets on an as-needed basis and actively monitors guidance released by regulators, banking associations as well as state, federal and local government.

•	Most employees have returned to work, however social distancing is still encouraged for those that are unvaccinated.

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

•	Barriers are in place in branches and back offices to provide protection.

•	Branch and operational offices are cleaned and sanitized as needed and employees have access to masks, gloves and disinfectant.

•	Management provides updates to employees as needed.

•	The Call Center is open seven days a week to assist with customer inquiries.

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Branch offices are open; however, customers have the ability to make an appointment if they choose. The Bank is encouraging customers to utilize the ATM, drive-through and electronic banking services whenever possible.

•	The Bank worked with a local provider in April/May 2021 to have the vaccine administered at one of the bank’s locations.

•	Allowance for Loan Losses (“ALLL”)

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The Bank lowered its loan loss reserves through a $2.6 million credit in loan loss provisions for the first quarter of 2022, as compared to $1.9 million of provision expense for the same period last year. The Bank considered qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral and the financial strength of borrowers in arriving at its loan loss provision. All of these factors are likely to be affected by the COVID-19 pandemic. Loan categories for specific business types were stressed due to rising delinquencies within those market sectors (restaurants, industrial, and mixed use/warehouse) to determine the potential for collateral shortfalls. At March 31, 2022, the stress test resulted in collateral shortfalls and costs associated with foreclosure that were lower than the previous three quarters by approximately $3.0 million. The impact of COVID-19 is likely to be felt over the next several quarters and adjustments to the ALLL may be required as the full impact of COVID-19 on the borrowers’ capacity to make payments and the value of the underlying collateral becomes known.

•	Paycheck Protection Program (PPP)

•	The Bank partnered with The Loan Source, Inc. and recognized $328,000 in referral fees for the second round of PPP loans in the three months ended March 31, 2021.

•	IT Changes

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To protect the well-being of our staff and customers, the Company has set up resources for some employees to work from home. To facilitate the move, we allocated laptop computers to staff and enhanced our ability to access the network offsite. We have taken additional steps to minimize the increased risk of security breaches (including privacy breaches and cyber-attacks), given the increased number of employees working remotely.

•	Liquidity and Capital Resources

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The Company was well positioned with adequate levels of cash and liquid assets as of March 31, 2022, as well as wholesale borrowing capacity of over $800 million. At March 31, 2022, the Company’s equity to assets ratio was 9.08 percent and the Bank is considered “well capitalized” under its regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirement for additional capital each quarter.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

As the result of COVID-19 pandemic or any similar future pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond any forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 or any similar pandemic could have an adverse effect on us; and

•	civil unrest could occur in the communities that the Company serves.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

	Statements of Income -Three Months Ended,
	March 31, 2022	December 31, 2021	March 31, 2021	Mar. 31, 2022 vs. Dec. 31, 2021	Mar. 31, 2022 vs. Mar. 31, 2021
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$26,321	$26,987	$26,863	-2.5%	-2.0%
Mortgage-backed securities	159	148	206	7.4%	-22.8%
Other investment securities	948	929	784	2.0%	20.9%
FHLB stock and other interest earning assets	296	286	222	3.5%	33.3%

Total interest and dividend income	27,724	28,350	28,075	-2.2%	-1.3%

Interest expense:
Deposits:
Demand	758	928	1,198	-18.3%	-36.7%
Savings and club	108	129	118	-16.3%	-8.5%
Certificates of deposit	980	1,185	1,992	-17.3%	-50.8%

	1,846	2,242	3,308	-17.7%	-44.2%
Borrowings	806	954	1,205	-15.5%	-33.1%

Total interest expense	2,652	3,196	4,513	-17.0%	-41.2%

Net interest income	25,072	25,154	23,562	-0.3%	6.4%
Provision (credit) for loan losses	(2,575)	(985)	1,865	161.4%	-238.1%

Net interest income after provision for loan losses	27,647	26,139	21,697	5.8%	27.4%

Non-interest income:
Fees and service charges	1,214	1,119	1,111	8.5%	9.3%
Gain on sales of loans	65	92	274	-29.3%	-76.3%
Realized and unrealized gain (loss) on equity investments	(2,685)	151	(196)	-1878.1%	1269.9%
BOLI income	755	757	701	-0.3%	7.7%
Other	51	489	60	-89.6%	-15.0%

Total non-interest income	(600)	2,608	1,950	-123.0%	-130.8%

Non-interest expense:
Salaries and employee benefits	6,736	6,842	6,545	-1.5%	2.9%
Occupancy and equipment	2,695	2,756	2,953	-2.2%	-8.7%
Data processing and communications	1,465	1,531	1,456	-4.3%	0.6%
Professional fees	494	473	412	4.4%	19.9%
Director fees	321	253	247	26.9%	30.0%
Regulatory assessment fees	304	317	376	-4.1%	-19.1%
Advertising and promotions	141	162	83	-13.0%	69.9%
Other real estate owned, net	1	23	4	-95.7%	-75.0%
Loss from extinguishment of debt	—	526	540	-100.0%	-100.0%
Other	802	824	967	-2.7%	-17.1%

Total non-interest expense	12,959	13,707	13,583	-5.5%	-4.6%

Income before income tax provision	14,088	15,040	10,064	-6.3%	40.0%
Income tax provision	4,136	4,289	2,947	-3.6%	40.3%

Net Income	9,952	10,751	7,117	-7.4%	39.8%
Preferred stock dividends	276	308	283	-10.5%	-2.6%

Net Income available to common stockholders	$9,676	$10,443	$6,834	-7.3%	41.6%

Net Income per common share-basic and diluted
Basic	$0.57	$0.61	$0.40	-6.6%	42.5%

Diluted	$0.56	$0.61	$0.40	-8.5%	39.5%

Weighted average number of common shares outstanding
Basic	16,980	17,063	17,115	-0.5%	-0.8%

Diluted	17,343	17,239	17,232	0.6%	0.6%

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

Statements of Financial Condition	March 31, 2022	December 31, 2021	March 31, 2021	Mar. 31, 2022 vs. Dec. 31, 2021	Mar. 31, 2022 vs. Mar. 31, 2021
ASSETS	(In Thousands, Unaudited)
Cash and amounts due from depository institutions	$8,448	$9,606	$24,796	-12.1%	-65.9%
Interest-earning deposits	388,205	402,023	272,142	-3.4%	42.6%

Total cash and cash equivalents	396,653	411,629	296,938	-3.6%	33.6%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	86,307	85,186	93,582	1.3%	-7.8%
Equity investments	21,269	25,187	18,278	-15.6%	16.4%
Loans held for sale	325	952	1,147	-65.9%	-71.7%
Loans receivable, net of allowance for loan losses of $33,980, $37,119 and $35,477, respectively	2,395,930	2,304,942	2,296,434	3.95%	4.33%
Federal Home Loan Bank of New York stock, at cost	6,128	6,084	8,920	0.7%	-31.3%
Premises and equipment, net	11,646	12,237	14,796	-4.8%	-21.3%
Accrued interest receivable	9,593	9,183	12,056	4.5%	-20.4%
Other real estate owned	75	75	414	0.0%	-81.9%
Deferred income taxes	13,016	12,959	13,239	0.4%	-1.7%
Goodwill and other intangibles	5,417	5,431	5,472	-0.3%	-1.0%
Operating lease right-of-use asset	11,883	12,457	14,328	-4.6%	-17.1%
Bank-owned life insurance (“BOLI”)	73,240	72,485	70,234	1.0%	4.3%
Other assets	8,093	7,986	5,887	1.3%	37.5%

Total Assets	$3,040,310	$2,967,528	$2,852,460	2.5%	6.6%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$621,402	$588,207	$454,061	5.6%	36.9%
Interest bearing deposits	2,009,773	1,973,195	1,950,074	1.9%	3.1%

Total deposits	2,631,175	2,561,402	2,404,135	2.7%	9.4%
FHLB advances	71,848	71,711	133,298	0.2%	-46.1%
Subordinated debentures	37,333	37,275	37,101	0.2%	0.6%
Operating lease liability	12,180	12,752	14,589	-4.5%	-16.5%
Other liabilities	11,615	10,364	9,883	12.1%	17.5%

Total Liabilities	2,764,151	2,693,504	2,599,006	2.6%	6.4%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—
Additional paid-in capital preferred stock	26,213	28,923	25,723	-9.4%	1.9%
Common stock: no par value, 40,000 shares authorized	—	—	—
Additional paid-in capital common stock	194,222	193,927	192,633	0.2%	0.8%
Retained earnings	88,132	81,171	62,777	8.6%	40.4%
Accumulated other comprehensive (loss) income	(1,275)	1,128	(349)	-213.0%	265.3%
Treasury stock, at cost	(31,133)	(31,125)	(27,330)	0.0%	13.9%

Total Stockholders’ Equity	276,159	274,024	253,454	0.8%	9.0%

Total Liabilities and Stockholders’ Equity	$3,040,310	$2,967,528	$2,852,460	2.5%	6.6%

Outstanding common shares	16,985	16,940	17,121

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

	Three Months Ended March 31,
	2022			2021
	Average Balance	Interest Earned/Paid	Average Yield/Rate (5)	Average Balance	Interest Earned/Paid	Average Yield/Rate (5)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (1)	$2,343,845	$26,321	4.49%	$2,326,230	$26,863	4.62%
Investment Securities (2)	108,960	1107	4.06%	114,461	990	3.46%
FHLB stock and other interest-earning assets	447,080	296	0.26%	264,308	222	0.34%

Total Interest-earning assets	2,899,885	27,724	3.82%	2,704,999	28,075	4.15%
Non-interest-earning assets	102,118			109,987
Total assets	$3,002,003			$2,814,986

Interest-bearing liabilities:
Interest-bearing demand accounts	$706,067	$398	0.23%	$610,893	$757	0.50%
Money market accounts	345,564	360	0.42%	317,151	441	0.56%
Savings accounts	336,575	108	0.13%	302,741	118	0.16%
Certificates of Deposit	611,813	980	0.64%	682,975	1,992	1.17%

Total interest-bearing deposits	2,000,019	1,846	0.37%	1,913,760	3,308	0.69%
Borrowed funds	109,105	806	2.95%	205,956	1,205	2.34%

Total interest-bearing liabilities	2,109,124	2,652	0.50%	2,119,716	4,513	0.85%
Non-interest-bearing liabilities	621,575			444,787

Total liabilities	2,730,699			2,564,503
Stockholders’ equity	271,305			250,483

Total liabilities and stockholders’ equity	$3,002,003			$2,814,986

Net interest income		$25,072			$23,562

Net interest rate spread(3)			3.32%			3.30%

Net interest margin(4)			3.46%			3.48%

(1)	Excludes allowance for loan losses.
(2)	Includes Federal Home Loan Bank of New York stock.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized.

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

	Financial Condition data by quarter
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
	(In thousands, except book values)
Total assets	$3,040,310	$2,967,528	$2,983,787	$2,895,190	$2,852,460
Cash and cash equivalents	396,653	411,629	442,938	328,257	296,938
Securities	107,576	110,373	106,137	104,384	111,860
Loans receivable, net	2,395,930	2,304,942	2,289,854	2,312,559	2,296,434
Deposits	2,631,175	2,561,402	2,541,405	2,445,814	2,404,135
Borrowings	109,181	108,986	155,790	165,595	170,399
Stockholders’ equity	276,159	274,024	263,081	258,524	253,454
Book value per common share[1]	$14.72	$14.47	$13.93	$13.63	$13.30
Tangible book value per common share[2]	$14.41	$14.16	$13.62	$13.32	$12.99

	Operating data by quarter
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
	(In thousands, except for per share amounts)
Net interest income	$25,072	$25,154	$24,613	$24,064	$23,562
Provision (credit ) for loan losses	(2,575)	(985)	680	2,295	1,865
Non-interest income	-600	2,608	1,317	2,820	1,950
Non-interest expense	12,959	13,707	13,528	13,157	13,583
Income tax expense	4,136	4,289	3,400	3,382	2,947

Net income	$9,952	$10,751	$8,322	$8,050	$7,117

Net income per diluted share	$0.56	$0.61	$0.47	$0.45	$0.40

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.14	$0.14

	Financial Ratios3
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Return on average assets	1.33%	1.42%	1.13%	1.12%	1.01%
Return on average stockholder’s equity	14.67%	16.25%	12.84%	12.60%	11.37%
Net interest margin	3.46%	3.44%	3.46%	3.47%	3.48%
Stockholder’s equity to total assets	9.08%	9.23%	8.82%	8.93%	8.89%
Efficiency Ratio[4]	52.95%	49.37%	52.17%	48.94%	53.24%

	Asset Quality Ratios
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
	(In thousands, except for ratio %)
Non-Accrual Loans	$9,232	$14,889	$20,725	$22,174	$14,405
Non-Accrual Loans as a % of Total Loans	0.38%	0.64%	0.89%	0.94%	0.62%
ALLL as % of Non-Accrual Loans	368.1%	249.3%	184.1%	169.0%	246.3%
Impaired Loans	40,955	49,382	58,863	62,281	67,344
Classified Loans	29,850	39,157	48,547	51,926	56,178

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

	Recorded Investment in Loans Receivable by quarter
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
	(In thousands)
Residential one-to-four family	$233,251	$224,534	$224,330	$229,365	$234,375
Commercial and multi-family	1,804,815	1,720,174	1,739,976	1,714,848	1,700,113
Construction	141,082	153,904	149,076	181,312	167,224
Commercial business	198,216	191,139	161,416	172,129	177,340
Home equity	52,279	50,469	52,109	53,333	53,360
Consumer	2,726	3,717	2,730	459	851

	$2,432,369	$2,343,937	$2,329,637	$2,351,446	$2,333,263
Less:
Deferred loan fees, net	(2,459)	(1,876)	(1,627)	(1,415)	(1,352)
Allowance for loan loss	(33,980)	(37,119)	(38,156)	(37,472)	(35,477)

Total loans, net	$2,395,930	$2,304,942	$2,289,854	$2,312,559	$2,296,434

	Non-Accruing Loans in Portfolio by quarter
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
	(In thousands)
Residential one-to-four family	$278	$282	$455	$464	$701
Commercial and multi-family	757	8,601	13,322	14,673	7,962
Construction	2,954	2,847	2,787	2,787	—
Commercial business	5,243	3,132	4,128	4,216	5,307
Home equity	—	27	33	34	435

Total:	$9,232	$14,889	$20,725	$22,174	$14,405

BCBP Reports First Quarter 2022 Earnings

April 21, 2022

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$276,159	$274,024	$263,081	$258,524	$253,454
Less: goodwill	5,252	5,252	5,252	5,252	5,253
Less: preferred stock	26,213	28,923	25,723	25,723	25,723

Total tangible common stockholders’ equity	244,694	239,849	232,106	227,549	222,478
Shares common shares outstanding	16,984	16,940	17,036	17,077	17,121
Book value per common share	$14.72	$14.47	$13.93	$13.63	$13.30

Tangible book value per common share	$14.41	$14.16	$13.62	$13.32	$12.99

	Efficiency Ratios
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
	(In thousands, except for ratio %)
Net interest income	$25,072	$25,154	$24,613	$24,064	$23,562
Non-interest income	-600	2,608	1,317	2,820	1,950

Total income	24,472	27,762	25,930	26,884	25,512
Non-interest expense	12,959	13,707	13,528	13,157	13,583

Efficiency Ratio	52.95%	49.37%	52.17%	48.94%	53.24%

	Distribution of Deposits by quarter
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
	(In thousands)
Demand:
Non-Interest Bearing	$621,403	$588,207	$544,619	$492,014	$454,061
Interest Bearing	724,020	668,262	644,453	619,163	620,171
Money Market	354,302	337,126	351,508	344,512	335,440

Sub-total:	$1,699,725	$1,593,595	$1,540,580	$1,455,689	$1,409,672
Savings and Club	341,529	329,724	326,807	316,244	311,259
Certificates of Deposit	589,921	638,083	674,018	673,881	683,204

Total Deposits:	$2,631,175	$2,561,402	$2,541,405	$2,445,814	$2,404,135